Exhibit (d) (2)

MUTUAL NONDISCLOSURE AGREEMENT

This Mutual Nondisclosure Agreement (the “Agreement”), dated as of December 2, 2024 is between HilleVax, Inc., a Delaware corporation (“Company”), whose address for notices under this Agreement is 321 Harrison Ave, Suite 500, Boston, MA 02118, and XOMA (US) LLC, a Delaware limited liability company (the “Other Party”), whose address is 2200 Powell Street, Suite 310, Emeryville, CA 94608. To explore the possibility of a proposed business relationship or transaction between Company and Other Party (the “Possible Transaction”), each party (“Discloser”) may disclose sensitive information to the other (“Recipient”). The parties, intending to be legally bound, agree as follows:

1. Definition. “Confidential Information” means, information to the extent previously, presently or subsequently disclosed by or for Discloser to Recipient related to a Possible Transaction, including but not limited to financial, business, legal and technical information of Discloser or any of its affiliates, suppliers, customers and employees, and which may include third party information, related to the Possible Transaction (including information about research, development, operations, marketing, transactions, regulatory affairs, discoveries, inventions, methods, processes, articles, materials, algorithms, software, specifications, designs, drawings, data, strategies, plans, prospects, know-how and ideas, whether tangible or intangible, and including all copies, analyses and derivatives thereof), that is marked or otherwise identified as proprietary or confidential at the time of disclosure, or which by its nature would be understood by a reasonable person to be proprietary or confidential, and shall include any notes, analyses, compilations, studies or other documents, whether prepared by the Discloser or others, which contain or otherwise reflect such information. Confidential Information shall not include any information that, as evidenced by written records, (a) was known to Recipient before receipt from Discloser, (b) is disclosed to Recipient by a third party who, to the knowledge of the Recipient, is not under an obligation to Discloser to preserve the confidentiality of such information, (c) was or becomes available in the public domain without violation of this Agreement by Recipient or (d) is independently developed by Recipient or its Representatives (as defined below) without reference to Confidential Information of the other party.

2. Restrictions. Recipient agrees (a) to use Discloser’s Confidential Information only for its consideration internally of the Possible Transaction, and its performance in any resulting arrangement between the parties, but not for any other purpose, (b) to maintain it as confidential, and exercise reasonable precautions to prevent unauthorized access to it, (c) not to disclose it to any person other than Recipient’s affiliates, directors, officers, employees, consultants and agents (and in the case of Company, existing and potential co-investors) (collectively “Representatives”) who have a need to know Confidential Information for purposes of assisting with consideration of a Possible Transaction and who are apprised of the confidential nature of the Confidential Information and are subject to contractual, fiduciary or other legal obligations to abide by the terms of this Agreement. The terms and conditions of any Possible Transaction between the parties, the fact that disclosures, evaluations or discussions are taking place, and the status and results thereof will also be held in confidence by both parties and not disclosed to any person other than its Representatives. Each party shall be responsible for any breach of the obligations under this Agreement by its respective Representatives. Immediately upon Discloser’s request at any time, Recipient shall return to Discloser or destroy all originals and copies of any Confidential Information and destroy all information, records and materials developed therefrom, in its or its Representatives possession, except that Recipient may retain one copy in its archives for the purpose of determining and meeting its obligations under this Agreement. Notwithstanding the foregoing, nothing shall require the alteration, modification, deletion or destruction of back-up tapes or other back-up media made in the ordinary course of business, provided that said back-up tapes or other back-up media are stored in a manner that prevents unauthorized access or use of Confidential Information. Other Party understands and acknowledges that Company may be engaged in research, development and commercialization activities relating to the subject matter of Other Party’s Confidential Information. Accordingly, Other Party acknowledges and agrees that nothing in this Agreement would prevent Company, during the term of this Agreement or thereafter, from (i) either internally or with a third party, engaging in research, development and commercialization activities relating to the subject matter of such Confidential Information, and (ii) evaluating alternative third parties relating to the subject matter of such Confidential Information, provided in each case that Company does not use or disclose such Confidential Information in a manner inconsistent with this Agreement.

3. Compelled Disclosures. These restrictions will not prevent either party from complying with any order or requirement of a court, administrative agency, or other governmental body having jurisdiction over the Recipient that purports to compel disclosure of any Confidential Information. Recipient will, if permitted to do so, promptly notify Discloser upon learning of any such legal requirement, and cooperate with Discloser in the exercise of its right to protect the confidentiality of the Confidential Information before any tribunal or governmental body. Further, notwithstanding Section 2 above, pursuant to 18 U.S.C. Section 1833(b), Recipient shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

4. No Warranties or Licenses. All Confidential Information is provided “AS IS.” Discloser does not make any express or implied representation or warranty as to the accuracy or completeness of the Confidential Information, and Discloser expressly disclaims any and all liability that may be based on the Confidential Information. All of Discloser’s rights in and to its Confidential Information remain the exclusive property of Discloser. Neither this Agreement, nor any disclosure of Confidential Information hereunder (a) grants to Recipient any right or license under any copyright, patent, mask work, trade secret or other intellectual property right, except solely for the use expressly permitted herein, (b) violates any obligations of Discloser to any person that would prohibit it from entering into this Agreement or disclosing Confidential Information as provided in this Agreement, (c) obligates either party to disclose or receive any information, perform any work or enter into any agreement, (d) limits either party from evaluating, investing in, developing, manufacturing or marketing products or services that may be competitive with those of the other except insofar as this Agreement limits the use and disclosure of Confidential Information, (e) limits either party from assigning or reassigning its employees in any way or (f) limits either party from entering into any business relationship with third parties.

5. Termination. This Agreement will automatically terminate upon the earlier of receipt by one party of written notice from the other of termination of exploration of a Possible Transaction or one year after the date first written above, except that Recipient’s obligations under this Agreement with respect to Confidential Information disclosed by Discloser will survive until 6 years from the date first written above.

6. Remedies. Due to the unique nature of the Confidential Information, the parties agree that any breach or threatened breach of this Agreement will cause not only financial harm to Discloser, but also irreparable harm for which money damages will not be an adequate remedy. Therefore, Discloser shall be entitled, in addition to any other legal or equitable remedies, to seek an injunction or similar equitable relief against any such breach or threatened breach without the necessity of posting any bond.

7. Securities Laws. Each party acknowledges that it is aware (and that its Representatives are aware or will be advised) that the securities laws of relevant countries, including without limitation the United States, restrict persons with material nonpublic information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company or from communicating such information to any other person.

8. General. This Agreement constitutes the entire agreement, and supersedes all prior negotiations, understandings or agreements (oral or written), between the parties concerning the subject matter hereof. This Agreement or any amendment hereto may be signed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one agreement (or amendment, as the case may be). To the fullest extent permitted by law, counterpart signature pages delivered via e-mail or other electronic format (including .pdf) or any method complying with the U.S. Electronic Signatures in Global and National Commerce

Act of 2000 (e.g., www.docusign.com) shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. No change, modification or waiver to this Agreement will be effective unless in writing and signed by the party against which enforcement is sought. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. Unless expressly provided otherwise, each right and remedy in this Agreement is in addition to any other right or remedy, at law or in equity, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy. If any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that the Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA without regard to the conflicts of laws provisions thereof. In any action or proceeding to enforce or interpret this Agreement, the prevailing party will be entitled to recover from the other party its costs and expenses (including reasonable attorneys’ fees) incurred In connection with such action or proceeding and enforcing any judgment or order obtained. Neither party may assign this agreement without the prior written consent of the other party, provided however that the Company may assign this Agreement and its rights and obligations hereunder to affiliates and successors. This Agreement shall be binding on each party’s successors and permitted assigns.

Any notice hereunder will be effective upon receipt and shall be given in writing, in English and delivered to the other party at its address given herein or at such other address designated by written notice.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as a sealed instrument, effective as of the date and year first written above.

HilleVax, Inc.		XOMA (US) LLC

By:	/s/ Paul Bavier	By:	/s/ Owen Hughes
	Name: Paul Bavier		Name: Owen Hughes
	Title: General Counsel		Title: Chief Executive Officer

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